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                                                                   EXHIBIT 10.14

August 19, 1998

Mr. David A. Bruce
President
Concept Ventures, Inc.
4793 Briar Ridge Trail
Boulder, Colorado 80301

Dear David:

         As you know, Interactive Knowledge, Inc. (the "Company") is expected to enter into a Stock Purchase Agreement ("Agreement") with the Anschutz Family Investment Company ("Anschutz"), among others. Under the terms of the Agreement, Anschutz agrees to purchase 1,500,000 shares of Series A Preferred Stock of the Company at a purchase price of $1 per share ("First Closing") and receives an option to purchase an additional $1,000,000 worth of shares (the "Option") on or prior to December 1, 1998 ("Second Closing").

         If the anticipated stock purchases occur, Concept Ventures, Inc. is entitled to cash and warrants to purchase common stock or common stock equivalents of InfoMaster under the terms of that certain Letter Agreement by and between InfoMaster, Inc. and Concept Ventures, dated as of February 19, 1998. Rather than receiving warrants to purchase common stock of InfoMaster, you will receive warrants to purchase common stock of the Company.

         Based on the terms of the Agreement, Concept Ventures, Inc., will be entitled to the following cash and warrants to purchase common stock of the Company, if the anticipated stock purchases occur. Concept Ventures will only be entitled to the cash and warrants set forth below as to each closing that actually occurs.

         1.  First Closing

         Cash:                           $ 10,005             (.667% of $1,500,000)
         Warrants:                         19,995             (1.333% of $1,500,000 at $1.00 per share)
         Exercise Price per Share:       $   1.20             (120% of stock price at $1.00 per share)

         2.  Second Closing

         Cash:                           $  6,670             (.667% of $1,000,000)
         Warrants:                         13,330             (1.333% of $1,000,000 at $1.00 per share)
         Exercise Price per Share:       $   1.20             (120% of stock price at $1.00 per share)

         The cash payable after each closing will be paid within three days after each closing occurs. The warrants will have an exercise period of five years from the issue date, and will be issued subsequent to the second closing or upon expiration of the Option, whichever first occurs.



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Mr. David A. Bruce
August 19, 1998
page 2

         If you agree and accept our calculations and the terms of payment set forth herein, please indicate your agreement and acceptance by signing below and returning a copy to me.

Sincerely,


/s/ TIMOTHY R. SCHIEWE
--------------------------
Timothy R. Schiewe
President


Accepted and agreed to on this 19th day of August, 1998.

Concept Ventures, Inc.

/s/ DAVID A. BRUCE
---------------------------
By: David A. Bruce, President